HQDA Acquires 51% of Palua Airline and Tourism Companies

Rosemead, California, April 18, 2019: On April 16, 2019, Guangzhou, China, the United States HQDA ELDERLY LIFE NETWORK CORP(HQDA) and Palau Asia Pacific Air Management Limited (registered in Hong Kong), Global Tourism Management Limited (registered in Hong Kong) and Global (Guangzhou) Tourism Service Co., Ltd formally signed the Business Project Investment Agreement.

HQDA to invest USD$8 million in cash to acquire 51% of the three companies abovementioned, in order to obtaining the actual movement of air rights, routes and Palau International tourism services between Greater China and the Republic of Palau by holding the three companies, which accelerated HQDA to expand Global Health and Recreational Business. The three companies co- operate the air and tourism services market between Greater China and Palau, including three regular weekly flights from Hong Kong and Macau to and from Palau, as well as corresponding international travel services. HQDA is relying on China’s huge elderly living people and the growing market for high-quality international living demands. Palau will be the new highlight in China’s tourism market in the near future. It is the closest island nation from China in the western Pacific Ring, which has a globally recognized quality marine and island tourism resources, and in the future, the vast people in greater China will be bound to take our flight routes and enjoy the travel services we offer in sync in Palau. With the investment of HQDA, we will add more aircraft, increase the number of flights to and from Palau and enhance more and better tourist service facilities and projects. In the initial stage, the size of this market will be expected to provide HQDA with at least hundreds of millions of RMB yuan per year of revenue and a net profit of more than tens of millions of RMB yuan; once the market thrives, these financial data will be an exponential growth.

“This successful M &A is a milestone in the company’s global strategic layout,” said Ms. Xu Ziyun, Chairwoman and CEO of HQDA,” Our layout at Palau will begin with the entry point of aviation and tourism, and in the future, in this island nation, we will work together with the Global Group to establish and create a new high-end elderly apartment and international Wellness Center. This will be an important part of our global pearl chain in the Global Sojourn Option.”

Contact:

Jimmy Zhou

jz@hqda.us